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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                            CONTACT: David S. Hickman
October 18, 2005                                           United Bancorp, Inc.
                                                           517-423-1700


                              UNITED BANCORP, INC.


UNITED BANCORP, INC. REPORTS RECORD EARNINGS FOR THIRD QUARTER OF 2005

TECUMSEH, MI - United Bancorp, Inc. reports record earnings for its third quarter and for the first nine months of 2005.

Net income for the third quarter of 2005 reached $2,264,078, and is a 15.7% improvement over the second quarter of the year. For the first nine months, net income was $6,005,086, which is 7.8% ahead of the prior year.

United's assets under management increased by $36.8 million during the quarter, reaching $1.737 billion at quarter-end. For the first time ever, total bank assets exceeded $700 million. Deposits continue to increase at a more rapid rate than the loan portfolio. Deposits year to date increased by $59.8 million, or 11.3%, while loans increased by $40.6 million, representing an 8.1% increase. As a result of this growth, net interest income improved by $2.1 million over the prior period nine months, for an increase of 12.2%. This is the primary reason for the net income improvement of 7.8%.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate 16 banking offices in Lenawee, Washtenaw and Monroe counties.


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